As filed with the Securities and Exchange Commission on October 8, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUINCE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	90-1024039
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

611 Gateway Boulevard

Suite 273

South San Francisco, California

(Address of principal executive offices) (Zip code)

2026 Equity Incentive Plan

2026 Employee Stock Purchase Plan

Orphai Therapeutics Inc. 2026 Stock Incentive Plan

Orphai Therapeutics Inc. 2013 Employee, Director and Consultant Equity Incentive Plan

(Full title of the plan)

Brigette Roberts

Chief Executive Officer

Quince Therapeutics, Inc.

611 Gateway Boulevard

Suite 273

South San Francisco, California

(415) 910-5717

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Madison A. Jones

Cooley LLP

1299 Pennsylvania Ave. NW

Suite 700

Washington, DC 20004-2400

(202) 842-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to the Agreement and Plan of Merger, dated as of May 17, 2026 (the “Merger Agreement”), by and among Quince Therapeutics, Inc. (the “Registrant”), Phoenix Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant (“First Merger Sub”), Phoenix Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Registrant (“Second Merger Sub”), Orphai Holdings Therapeutics, Inc., a Delaware corporation (“Orphai HoldCo”) and Orphai Therapeutics, LLC, a Delaware limited liability company and wholly owned subsidiary of HoldCo (formerly known as Orphai Therapeutics Inc., “Orphai Subsidiary”), on May 18, 2026 (the “Closing Date”), First Merger Sub merged with and into HoldCo, pursuant to which HoldCo was the surviving corporation and became a wholly owned subsidiary of the Registrant (the “First Merger”). Immediately following the First Merger, HoldCo merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Merger”).

In accordance with the Merger Agreement, upon the effective time of the Merger (the “Effective Time”), each outstanding and unexercised stock option to purchase shares of common stock of HoldCo (each, an “Orphai Option”), whether vested or unvested, that was granted under the Orphai Therapeutics Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Orphai Plan”) and the Orphai Therapeutics Inc. 2026 Equity Incentive Plan (the “2026 Orphai Plan” and, together with the 2013 Orphai Plan, the “Orphai Plans”) was assumed by the Registrant and converted into a stock option to purchase shares of common stock of the Registrant.

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering: (i) 2,199,717 shares of common stock of the Registrant reserved for issuance under the Registrant’s 2026 Equity Incentive Plan (the “2026 EIP”), representing (a) the initial share reserve under the 2026 EIP of 821,872 shares of common stock, plus up to (b) 1,377,845 shares of common stock subject to outstanding stock awards granted under the Quince Therapeutics, Inc. 2019 Equity Incentive Plan, the Novosteo Inc. 2019 Equity Incentive Plan, the Quince Therapeutics, Inc. 2022 Inducement Plan, the Orphai Therapeutics Inc. 2026 Stock Incentive Plan and the Orphai Therapeutics Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (each as may be amended from time to time, collectively, the “Prior Plans”) (including, but not limited to, outstanding Orphai Options) that, after the date the 2026 EIP became effective, are not issued because a stock award expires or otherwise terminates without all of the shares covered by the award having been issued; are not issued because the stock award is settled in cash; are forfeited or repurchased because of the failure to vest; or are reacquired or withheld to satisfy a tax withholding obligation or the purchase or exercise price (the shares described in clause (b), the “Returning Shares”); (ii) 142,045 shares of common stock of the Registrant reserved for issuance under the Registrant’s 2026 Employee Stock Purchase Plan (the “2026 ESPP”), representing the initial share reserve under the 2026 ESPP; and (iii) 1,245,788 shares of common stock of the Registrant issuable upon exercise of outstanding Orphai Options granted under the Orphai Plans and assumed by the Registrant in connection with the Merger; provided, however, that the shares described in clause (iii) are included in the maximum number of Returning Shares described in clause (i)(b) solely to the extent they become Returning Shares and are not additional shares being registered hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”):

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 10, 2026;

(b)

Definitive Proxy Statement on Schedule 14A for our 2026 Annual Meeting of Stockholders filed with the SEC on April  27, 2026 (except for information contained therein which is furnished rather than filed);

(c)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 11, 2026 and August 14, 2026, respectively;

(d)

Current Reports on Form 8-K (except for information contained therein which is furnished rather than filed) filed on January  29, 2026, February  2, 2026, February  12, 2026, March  20, 2026, March  30, 2026, April  9, 2026, April  22, 2026, April  28, 2026, May  18, 2026 (as amended on May  18, 2026 and July  30, 2026), May  21, 2026, June  11, 2026, June  26, 2026 (as amended on June  26, 2026), July  31, 2026, August  17, 2026, August  27, 2026, September  4, 2026, September  14, 2026, October  2, 2026 and October 6, 2026 (except that, with respect to the foregoing Current Reports, any portions thereof that were furnished and not filed shall not be deemed incorporated by reference); and

(e)

the description of the Registrant’s common stock which is registered under Section 12 of the Exchange Act, described in Exhibit 4.2 to the Registrant’s Annual Report for the fiscal year ended December 31, 2025, filed with the SEC on April 10, 2026, including all amendments or reports filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant will enter into indemnification agreements with each of its current directors and executive officers. These agreements will require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with its future directors and executive officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s amended and restated bylaws provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that the liability of the Registrant’s directors for monetary damages shall be eliminated to the fullest extent under applicable law.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

2.1‡	Agreement and Plan of Merger, dated as of May 17, 2026, by and among Quince Therapeutics, Inc., Phoenix Merger Sub I, Inc., Phoenix Merger Sub II, LLC, Orphai Therapeutics, LLC and Orphai Holdings Therapeutics, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38890), filed with the SEC on May 18, 2026).

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-230643), filed with the SEC on May 1, 2019).

3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38890), filed with the SEC on August 1, 2022).

3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38890), filed with the SEC on April 9, 2026).

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38890), filed with the SEC on June 26, 2026).

3.5	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-230643), filed with the SEC on May 1, 2019).

3.6	Amendment to the Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K (File No. 001-38890), filed with the SEC on April 10, 2026).

3.7	Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38890), filed with the SEC on May 18, 2026).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of BDO USA, P.C., Independent Registered Public Accounting Firm.

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Cooley LLP (included in Exhibit 5.1.)

24.1	Power of Attorney (included on the signature page of this Form S-8.)

107*	Filing Fee Table.

99.1#	Quince Therapeutics, Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38890), filed with the SEC on October 6, 2026).

99.2#	Forms of Option Award Notice, Option Agreement and Notice of Exercise under the Registrant’s 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38890), filed with the SEC on October 6, 2026).

99.3#	Forms of Restricted Stock Unit Grant Notice and Unit Award Agreement under the Registrant’s 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38890), filed with the SEC on October 6, 2026).

99.4#	Quince Therapeutics, Inc. 2026 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38890), filed with the SEC on October 6, 2026).

99.5#*	Orphai Therapeutics Inc. 2013 Employee, Director and Consultant Equity Incentive Plan, as amended.

99.6#*	Orphai Therapeutics Inc. 2026 Stock Incentive Plan, as amended.

*	Filed herewith.
#	Indicates management contract or compensatory plan.
‡

Certain schedules, annexes and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide, on a supplemental basis, a copy of any omitted schedules, annexes and attachments to the SEC or its staff upon request.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in South San Francisco, CA, on October 8, 2026.

QUINCE THERAPEUTICS, INC.

By:	/s/ Brigette Roberts, M.D.
Brigette Roberts, M.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brigette Roberts, M.D. and John Militello, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and generally to do all such things in his or her name and behalf in his or her capacity as officers and directors to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the SEC, granting unto said attorneys-in-fact, proxies and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brigette Roberts, M.D. Brigette Roberts, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	October 8, 2026

/s/ John Militello	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 8, 2026
John Militello

/s/ Catherine Bonuccelli	Director	October 8, 2026
Catherine Bonuccelli

/s/ Leone Patterson	Director	October 8, 2026
Leone Patterson

/s/ James Valentine	Director	October 8, 2026
James Valentine

/s/ Drayton Wise	Director	October 8, 2026
Drayton Wise